Exhibit 99.1

Steinway Musical Instruments, Inc.

For Immediate Release:

Steinway to Acquire G. Leblanc

WALTHAM, MA - July 22, 2004 - Steinway Musical Instruments, Inc. (NYSE:LVB) today announced that it has signed an agreement to acquire substantially all the assets of G. Leblanc Corporation of Wisconsin for approximately $36 million.  Leblanc is a manufacturer of high quality band instruments and sells products under the Leblanc, Noblet, Vito, Holton, Martin and Yanagisawa brand names. Leblanc expects to generate revenues of $28 million for 2004.

CEO Dana Messina commented, “The Leblanc acquisition is an important step in our plans to grow our band business.  The company manufactures and distributes well-known brands that will complement and broaden our product lines.  The combination is highly attractive to us and meets all of our acquisition criteria.  We are excited about the opportunity to create value for our company with this purchase.”

Leblanc Chairman and CEO Leon Pascucci said, “Leblanc has a long history, with French roots tracing back to 1750.  The business has been in my family for nearly 60 years, so my primary concern was to ensure its continuation. I’m thrilled that Leblanc will become part of a company with the reputation of Steinway Musical Instruments.  Also, I’m pleased that Leblanc will maintain a strong manufacturing presence in Kenosha.”

Leblanc will be operated as part of Steinway’s Conn-Selmer band instrument division.  John Stoner, President of Conn-Selmer, noted, “We are pleased to have Leon staying on with us.  His industry knowledge and experience will be extremely valuable as we work through the transition of ownership.  Leblanc products will enhance our position in the woodwind category and the company’s globally recognized brands will strengthen our overall presence in both the U.S. and abroad.”

The transaction, which is subject to customary closing conditions and purchase price adjustments, is expected to close in the third quarter.  Steinway will accommodate the purchase with cash, supplemented by its existing credit facilities.  Other than inventory step-up and similar acquisition related charges, the Company does not expect the purchase to have a material impact on 2004 earnings. Steinway expects the addition of Leblanc to add at least $0.10 to its 2005 EPS, which includes approximately $0.10 of purchase accounting charges.  Management will provide additional details of the transaction during the Company’s quarterly earnings conference call scheduled for August 5, 2004.

About Steinway Musical Instruments

Steinway Musical Instruments, Inc., through its Steinway and Conn-Selmer divisions, is one of the world’s leading manufacturers of musical instruments.  Its notable products include Steinway & Sons pianos, Bach Stradivarius trumpets, Selmer Paris saxophones, C.G. Conn French horns, King trombones, and Ludwig snare drums.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995

This release contains “forward-looking statements” which represent the Company’s present expectations or beliefs concerning future events.  The Company cautions that such statements are necessarily based on certain assumptions which are subject to risks and uncertainties which could cause actual results to differ materially from those indicated in this release.  These risk factors include the following: changes in general economic conditions; recent geopolitical events; increased competition; work stoppages and slowdowns; exchange rate fluctuations; variations in the mix of products sold; market acceptance of new band instrument product and distribution strategies; ability of suppliers to meet demand;

fluctuations in effective tax rates resulting from shifts in sources of income; and the ability to successfully integrate and operate acquired businesses.  Further information on these risk factors is included in the Company’s filings with the Securities and Exchange Commission.

Contact:	Julie A. Theriault
Telephone: 781-894-9770
E-mail:	ir@steinwaymusical.com